Exhibit 5.3

MUNGER, TOLLES & OLSON LLP
350 SOUTH GRAND AVENUE
50TH FLOOR
LOS ANGELES, CALIFORNIA 90071
(213) 683-9100

June 26, 2017

Southern California Edison Company 2244 Walnut Grove Avenue Rosemead, California 91770

Re:	Registration Statement on Form S-3 (File No. 333-206060)
Ladies and Gentlemen:
We have acted as counsel for Southern California Edison Company, a California corporation (“Southern California Edison”), in connection with the issuance by Southern California Edison of a guarantee (the “Guarantee”) of 19,000,000 5.00% Trust Preference Securities (the “Trust Preference Securities”) of SCE Trust VI, a Delaware statutory trust (the “Trust” and, together with Southern California Edison, the “Offerors”), issued pursuant to the Underwriting Agreement, dated June 19, 2017 (the “Underwriting Agreement”), among the Offerors and the Underwriters named in Schedule I to the Underwriting Agreement.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to certain factual matters, we have relied, without independent verification, on statements and representations of officers and other representatives of Southern California Edison and others. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
Based upon foregoing, we are of the opinion that when the Trust Preference Securities have been issued and sold in the manner described in the Underwriting Agreement, and the Guarantee has been executed and delivered, the Guarantee will constitute the valid and binding obligation of Southern California Edison, enforceable against Southern California Edison in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
We render this opinion only with respect to, and express no opinion herein concerning, the application or effect of the laws of any jurisdiction other than the laws of the State of California as in effect as of this date.

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June 26, 2017

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, relating to the Trust Preference Securities, as filed by Southern California Edison with the Securities and Exchange Commission on or about June 26, 2017 and the reference to our firm name and the discussion of our opinion under the caption “Validity of the Securities and Guarantee” in the related Prospectus dated June 19, 2017. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP

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